Exhibit 10.2

HARRIS CORPORATION
Corporate Headquarters
1025 W. NASA Blvd.
Melbourne, FL USA 32919

EXECUTION COPY

October 8, 2011

Howard L. Lance

c/o Harris Corporation

1025 West NASA Boulevard

Melbourne, Florida 32919

Dear Howard:

You previously communicated to the Board that you would retire as the Chairman, President and Chief Executive Officer of Harris Corporation (the “Company”) at such time as the Board identified a suitable successor Chief Executive Officer (“CEO”), which has now occurred. Accordingly, this letter (this “Agreement”) will set forth our mutual understanding as to the rights and obligations of you and the Company in connection with your retirement. We trust that these arrangements will provide for a smooth transition of responsibilities to the new CEO.

In consideration of the mutual promises and agreements set forth below, you and the Company agree as follows:

1. RETIREMENT AS PRESIDENT AND CHIEF EXECUTIVE OFFICER. Effective as of October 31, 2011 (the “Retirement Date”), you shall retire as the Company’s President and Chief Executive Officer and from all other positions that you hold as an officer or employee of the Company and its affiliates. You agree to execute such documents and take such actions as may be necessary or desirable to further effectuate the foregoing.

2. RETIREMENT FROM THE BOARD OF DIRECTORS. You shall continue to serve as the Non-Executive Chairman of the Board from November 1, 2011 until December 31, 2011, upon which date your retirement from the Board shall become effective. You agree to execute such documents and take such actions as may be necessary or desirable to further effectuate the foregoing. During the period in which you serve as Non-Executive Chairman, you agree to spend sufficient time on Company matters so as to facilitate an orderly transition of responsibilities to the new CEO. You will be provided with office space and administrative support during the period in which you serve as Non-Executive Chairman. During the period in which you serve as Non-Executive Chairman, you shall be entitled to meeting fees in accordance with Board policy and a pro-rata portion of the cash retainer for non-employee Board members.

3. ADVISORY SERVICES. During the period from January 1, 2012 through December 31, 2012, you shall serve in the role of Special Advisor. During such period, you agree to spend sufficient time on Company matters so as to facilitate an orderly transition of responsibilities to the new CEO and the new Chairman of the Board and to make yourself available up to 25 hours per month to attend to Company matters as requested. Such services shall be performed on mutually agreed upon dates and such advisory services shall not unreasonably interfere with your other business or personal activities. As Special Advisor, you shall be an independent contractor of the Company and shall not be considered for any purpose to be an employee or agent of the Company and shall not have the authority to speak on behalf of or bind the Company.

4. TREATMENT OF COMPENSATION. In exchange for your service obligations described above, you will receive the following compensation and benefit treatment:

4.1 Payments.

(a) Base Salary; Vacation; COBRA. Through the Retirement Date, you shall continue to receive (i) your annual base salary at its current rate and (ii) the same benefits as are provided to you as of the date of this letter, unless terminated or modified generally. Following your Retirement Date, you shall receive payment in respect of your accrued and unused vacation in accordance with the Company’s policies and procedures. Your unused vacation balance is set forth on Exhibit A hereto. To the extent required by law, you will be offered the opportunity to receive continuation coverage for yourself and your eligible dependents under the Company’s medical plan pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) following the Retirement Date.

(b) Annual Incentive Plan. You shall be eligible to receive a cash bonus under the Company’s Annual Incentive Plan, as amended (“AIP”), in respect of the Company’s 2012 fiscal year, which bonus payment shall be (1) contingent on the attainment of the applicable AIP performance metrics for fiscal 2012 and (2) pro-rated for the portion of the 2012 fiscal year which has elapsed as of the Retirement Date. Any such payment shall be determined and paid in accordance with the Company’s practices with respect to bonuses under the AIP generally.

(c) Performance Reward Plan. You shall be eligible to receive a bonus under the Company’s Performance Reward Plan (“PRP”) in respect of the Company’s 2012 fiscal year, which bonus payment shall be (1) contingent on the attainment of the applicable PRP performance metrics for fiscal 2012 and (2) pro-rated for the portion of the 2012 fiscal year which has elapsed as of the Retirement Date. Any such payment shall be determined in and paid in accordance with the Company’s practices with respect to bonuses under the PRP generally.

(d) Advisory Fees. For your services as Special Advisor, you shall receive advisory fees at the annual rate of $250,000, payable in substantially equal monthly installments.

4.2 Equity Awards.

(a) Vested Options. Each option to purchase Company common stock (or portion of such an option) which you hold and which is outstanding, vested and exercisable as of the Retirement Date (collectively, the “Vested Options”) shall, notwithstanding the terms and conditions applicable to such grants, remain outstanding for its full remaining term (subject to its earlier exercise and your compliance with your obligations under Section 5 hereof), notwithstanding your retirement. Except as modified by this Section 4.2(a), such Vested Options shall continue to be governed by the terms of the applicable agreements, terms and conditions and plans (including provisions permitting adjustment of options in the event of certain corporate events). Each Vested Option is listed on Exhibit A hereto, along with the number of shares subject thereto, the applicable per-share exercise price and the expiration date of such option, as amended pursuant to this Section 4.2(a).

(b) Unvested Options. Each option to purchase Company common stock (or portion of such an option) which you hold and which is outstanding as of the Retirement Date, but not vested and exercisable as of such date (collectively, the “Unvested Options”), shall, notwithstanding the terms and conditions applicable to such grants, not terminate upon the Retirement Date, but instead shall remain outstanding and continue to vest as if you had remained employed by the Company, and thereafter and shall remain outstanding for its full remaining term (subject to its earlier exercise and your compliance with your obligations under Section 5 hereof) notwithstanding your retirement. Except as modified by the provisions of this Section 4.2(b), such Unvested Options shall continue to be governed by the terms of the applicable agreements, terms and conditions and plans (including provisions permitting adjustment of options in the event of certain corporate events). Each Unvested Option is listed on Exhibit A hereto, along with the number of shares subject thereto, the applicable per-share exercise price and the expiration date of such option, as amended pursuant to this Section 4.2(b).

(c) Performance Share Awards. Each Performance Share Award which you hold as of the Retirement Date shall, notwithstanding the terms and conditions initially applicable to such grants, remain outstanding and eligible to vest, based on attainment of the applicable performance metrics. Upon any such vesting, the number of shares which you receive pursuant to the Performance Share Award shall be pro-rated for the portion of the performance period occurring through the Retirement Date. Except as modified by the provisions of this Section 4.2(c), each such Performance Share Award shall continue to be governed by the terms of the applicable agreements, terms and conditions and plans (including provisions permitting adjustment of awards in the event of certain corporate events). Each Performance Share Award held by you is listed on Exhibit A hereto.

4.3 SERP. You will be entitled to receive your account balance under the Harris Corporation Supplemental Executive Retirement Plan, as amended (the “SERP”) following the Retirement Date, which balance shall be paid to you in accordance with the terms of the SERP and your election thereunder. Your account balance under the SERP is set forth on Exhibit A hereto.

4.4 Supplemental Pension Benefit.

(a) Subject to your compliance with your obligations hereunder (including, without limitation, compliance with your obligations under Section 5 hereof), on or about each November 1 following the Retirement Date, the Company shall provide you with a supplemental retirement benefit, in the form of a life annuity, at an annual rate of $514,745 (the “Annuity”), which Annuity shall be payable in annual installments for the remainder of your lifetime; provided, however, that in order to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the first payment of the Annuity shall not be made until May 1, 2012, at which time the Company shall pay you an aggregate amount of $523,740.82, which represents the annual Annuity amount plus interest thereon for the period from the Retirement Date until May 1, 2012.

(b) The Annuity shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge prior to actual receipt thereof by you. Any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge prior to such receipt will be void.

(c) In the event that you are declared incompetent and a conservator or other person legally charged with the care of your person or estate is appointed, the Annuity shall be paid to such conservator or other person legally charged with the care of your person or estate.

(d) The Annuity at all times shall be unfunded and shall be paid solely from the general assets of the Company. Neither you nor anyone claiming through you shall have any interest in any particular assets of the Company by reason of the right to receive a benefit or payment under this Agreement.

(e) You acknowledge that the Annuity, the 401(k) Plan (as defined below) and the SERP together represent your only entitlement to retirement or pension benefits from the Company and specifically acknowledge that you are not entitled to benefits pursuant to the Company’s Supplemental Pension Plan for Howard L. Lance, as amended (the “SPP”).

4.5 Employee Welfare and 401(k) Benefits. Following the Retirement Date, the Company shall provide to you all employee benefits due to you under the terms of the Company’s welfare benefit plans in which you participate as in effect immediately prior to the Retirement Date. You shall also be entitled to accrued benefits under the Harris Corporation Retirement Plan (the “401(k) Plan”), which shall be paid to you in accordance with the terms of the 401(k) Plan. Your balance under the 401(k) Plan as of September 23, 2011 is set forth on Exhibit A hereto. In addition, you will be entitled to participate in the Company’s group medical plan for retired employees, the full cost of which will be borne by you.

4.6 Business Expense Reimbursement. The Company shall reimburse you for all reasonable travel, entertainment or other expenses incurred by you prior to the Retirement Date, in accordance with the Company’s expense reimbursement policy.

4.7 Other Compensation Matters. Notwithstanding anything to the contrary contained in this Agreement (including the Release set forth in Section 6 hereof), you hereby acknowledge that, in connection with your retirement and ceasing to be an employee of the Company, you shall not be entitled to receive from the Company or an affiliate (i) any severance pay or benefits or (ii) any retiree termination welfare benefits (other than health care continuation coverage that you may be entitled to elect pursuant to Section 4980B of the Code and except as provided in Section 4.5), in each case including, but not limited to any severance pay or benefits pursuant to your employment agreement with the Company, dated December 19, 2008 (the “Employment Agreement”). Your participation in all Company perquisites shall cease as of the Retirement Date. You agree that the Company shall have no obligation to fund or retain funds in any “rabbi trust” with respect to payments and benefits to you.

5. RESTRICTIVE COVENANTS. Payments to you under Section 4.4 and your ability to exercise stock options described in Section 4.2(a) and 4.2(b) shall be conditioned on your continued compliance with the provisions of this Section 5. In the event of any violation by you of these provisions, no further payments shall be made under Section 4.4 and the stock options described in Section 4.2(a) and 4.2(b) shall immediately terminate.

5.1 Non-Competition Provision.

(a) From and after the Retirement Date, you shall not, directly or indirectly (without the Company’s prior written consent): (i) hold a five percent (5%) or greater equity (including stock options, whether or not exercisable), voting or profit participation interest in a “Competitive Enterprise” (as hereinafter defined), or (ii) associate (including as a director, officer, employee, partner, consultant, agent or advisor) with a Competitive Enterprise and in connection with your association engage, or directly or indirectly manage or supervise personnel engaged, in any activity: (A) that is substantially related to any activity that you were engaged in with the Company or its affiliates during the 12 months prior to the Retirement Date, (B) that is substantially related to any activity for which you had direct or indirect managerial or supervisory responsibility with the Company or its affiliates during the 12 months prior to the Retirement Date, (C) that calls for the application of specialized knowledge or skills substantially related to those used by you in your activities with the Company or its affiliates, or (D) that involves any customer or business relationship you developed during your employment with the Company or any of its affiliates.

(b) “Competitive Enterprise” means any business enterprise that either (i) engages in any activity conducted anywhere in the world which is the same as, similar to or otherwise competitive with one or more of the following Company business units: (A) RF Communication, including the U.S. Department of Defense and International Tactical Communications; (B) Public Safety and Professional Communications; (C) IT Services; (D) Managed Satellite and Terrestrial Communications Solutions; (E) Healthcare Solutions; (F) Cyber Integrated Solutions; (G) Broadcast and New Media Solutions; (H) Civil Programs; (I) Defense Programs; or (J) National Intelligence Programs (however such units may be subsequently denominated or reorganized), or (ii) holds a five percent

(5%) or greater, equity, voting or profit participation interest in any enterprise that engages in such activity.

(c) Notwithstanding the foregoing, nothing contained in this Section 5.1 shall prohibit you from associating (including as a director, officer, employee, partner, consultant, agent or advisor) with a Competitive Enterprise, provided that you are not engaged or any way involved in, have no direct or indirect managerial or supervisory authority over, and have no access to confidential or proprietary information in any way relating to any activities conducted by such competitive enterprise that competes (in products or services) directly or indirectly with any of the business units described in Section 5.1(b) above.

5.2 Non-Solicitation Provision. From and after the Retirement Date, you shall not, in any manner, directly or indirectly (without the prior written consent of the Company): (i) “Solicit” (as hereinafter defined) any “Customer” (as hereinafter defined) to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Company, (ii) transact business with any Customer that would cause you to be engaged in or be associated with a Competitive Enterprise, (iii) interfere with or damage any business relationships of the Company or its affiliates, including, but not limited to, any relationships between the Company and a Customer (as defined below), (iv) Solicit anyone who is then an employee of the Company (or who was an employee of the Company within the prior 12 months) to resign from the Company or to apply for or accept employment with any other business or enterprise, or (v) Solicit for employment or hire any anyone who is then an employee of the Company (or who was an employee of the Company within the prior 12 months). For purposes of this Agreement, a “Customer” means any customer or prospective customer of the Company or its affiliates whose identity became known to you in connection with your relationship with or employment by the Company or its affiliates, and “Solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action.

5.3 Non-Disparagement. You agree that, from and after the Retirement Date, you will not directly or indirectly (either through your own efforts or through the efforts of any third person) make or publish, or cause to be made, any statement, observation or opinion, whether oral or written, that (a) criticizes, disparages, defames, or otherwise impugns the character, integrity or reputation of any of the Releasees (as defined in Section 7 hereof) or the Company’s products or services; or (b) accuses or implies that the Company or any of the Releasees engaged in any wrongful, unlawful or improper conduct, whether relating to your employment with the Company (or the termination thereof), the business or operations of the Company, or otherwise. The Company agrees that it shall instruct each member of its executive team and each member of its Board of Directors to not, directly or indirectly (either through such person’s own efforts or through the efforts of any third person) make or publish, or cause to be made, any statement, observation or opinion, whether oral or written, to a third party that (a) criticizes, disparages, defames, or otherwise impugns your character, integrity or reputation or (b) accuses or implies that you engaged in any wrongful, unlawful or improper conduct, whether relating to your employment with the Company (or the termination thereof), the business or operations of the Company, or otherwise. The above shall not preclude you or the Company from providing truthful testimony in response to legal subpoena or as required by law, provided that the other party is given notice of such subpoena and that you or the Company, as appropriate, reasonably cooperates with the other party in any action you or the Company may bring to limit or restrict the scope of the disclosure.

5.4 Confidentiality. You acknowledge that (i) while employed by the Company, you have had access to and/or acquired and assisted in the development of confidential and proprietary information, inventions, and trade secrets relating to the present and anticipated business and operations of the Company and its affiliates which is not generally known to the public, including without limitation: research projects; manufacturing processes; sales and marketing methods; business opportunities; marketing plans; sales forecasts and product plans; distributor and customer pricing information; personnel data regarding employees of the Company and its affiliates, including salaries; and other information of a similar confidential nature not available to the public (collectively, “Confidential Information”); and (ii) such Confidential Information has been disclosed to you in confidence and only for the use of the Company. You agree that at all times following the Retirement Date, you shall keep secret and retain in strictest confidence, and shall not use or disclose, directly or indirectly, any Confidential Information; provided, however, that nothing in this Agreement shall prevent you from disclosing Confidential Information (i) that becomes publicly available or (ii) in response to any subpoena or court order, provided, however, that prior to making any such disclosure, you shall provide the Company with written notice of the subpoena, court order or similar legal process sufficiently in advance of such disclosure to afford the Company a reasonable opportunity to challenge the subpoena, court order or similar legal process.

5.5 Enforcement. You acknowledge and agree that (i) the business in which the Company and its affiliates are engaged is intensely competitive, (ii) you have had access to and developed Confidential Information, (iii) you have had access to and developed trade secret information as defined by Florida Stat. § 688.002(4), (iv) you have had access to and developed client, customer, vendor, employee and other important relationships while employed by the Company, (v) you have, by virtue of your positions with the Company and the business community, a special and unique set of skills and talents, and (vi) the covenants set forth in this Section 5 are reasonable and necessary for the protection and continuity of the business and good will of the Company and its affiliates, and that, due to the proprietary nature of the business of the Company and its affiliates, the restrictions set forth in this Agreement are reasonable as to duration and scope. You further acknowledge and agree that irreparable injury will result to the Company if you breach such covenants, and that in the event of your actual or threatened breach of any of these covenants, the Company will have no adequate remedy at law. You accordingly agree that (A) in the event of any actual or threatened breach or non-performance by you of any of the covenants set forth in this Section 5, the Company shall be entitled to injunctive and other equitable relief, for a period of two (2) years from the Retirement Date with respect to Sections 5.1 and 5.2 and in perpetuity with respect to Sections 5.3 and 5.4, from any court of competent jurisdiction, without the necessity of showing actual monetary damages or the posting of a bond or other security and (B) in the event of any actual breach of the covenants set forth in Section 5, no further payments shall be made under Section 4.4 and the stock options described in Section 4.2(a) and 4.2(b) shall immediately terminate. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach.

6. RELEASE. You hereby acknowledge that the Company’s obligations under Sections 4.1(b), 4.1(c), 4.1(d), 4.2 and 4.4 hereof are in addition to any payments or benefits to which you are entitled under law, contract or otherwise and are contingent upon your timely execution of, and failure to revoke this Agreement, including the release of claims set forth in this Section 6 (the “Release”). In the event that you do not timely execute the Agreement, or if you timely revoke the Agreement as described below, the Company shall have no obligations to you under Sections 4.1(b), 4.1(c), 4.1(d), 4.2 or 4.4 hereof. For purposes of this Section 6, “Releasees” include the Company and its affiliated companies and their officers, directors, shareholders, employees, agents, representatives, plans, trusts, administrators, fiduciaries, insurance companies, successors, and assigns.

6.1 You, on behalf of yourself and your personal and legal representatives, heirs, executors, successors and assigns, hereby acknowledge full and complete satisfaction of, and fully and forever waive, release, and discharge Releasees from any and all claims, causes of action, demands, liabilities, damages, obligations, and debts (collectively referenced as “Claims”), of every kind and nature, whether known or unknown, suspected or unsuspected, that you hold as of the date you sign this Agreement, or at any time previously held against any Releasee, arising out of any matter whatsoever (with the exception of breach of this Agreement). This release specifically includes, but is not limited to, any and all Claims:

(a) Arising out of or in any way related to your employment with or separation from the Company, or any contract or agreement between you and the Company;

(b) Arising under or based on the Equal Pay Act of 1963 (EPA); Title VII of the Civil Rights Act of 1964, as amended (Title VII); Section 1981 of the Civil Rights Act of 1866 (42 U.S.C. §1981); the Civil Rights Act of 1991 (42 U.S.C. §1981a); the Americans with Disabilities Act of 1990, as amended (ADA); the Family and Medical Leave Act of 1993, as amended (FMLA); the Genetic Information Nondiscrimination Act of 2008 (GINA); the National Labor Relations Act (NLRA); the Worker Adjustment and Retraining Notification Act of 1988 (WARN); the Uniform Services Employment and Reemployment Rights Act (USERRA); the Rehabilitation Act of 1973; the Occupational Safety and Health Act (OSHA); the Employee Retirement Income Security Act of 1974 (ERISA) (except claims for vested benefits, if any, to which you are legally entitled); the False Claims Act; Title VIII of the Corporate and Criminal Fraud and Accountability Act, as amended (18 U.S.C. §1514A) (Sarbanes-Oxley Act); the federal Whistleblower Protection Act and any state whistleblower protection statute(s); and the Florida Civil Rights Act or any other FEP statute(s) of any state;

(c) Arising under or based on any other federal, state, county or local law, statute, ordinance, decision, order, policy or regulation prohibiting employment discrimination; providing for the payment of wages or benefits (including overtime and workers’ compensation); or otherwise creating rights or claims for employees, including, but not limited to, any and all claims alleging breach of public policy; the implied obligation of good faith and fair dealing; or any express, implied, oral or written contract, handbook, manual, policy statement or employment practice, including, but not limited to, the Employment Agreement; or alleging misrepresentation; defamation; libel; slander; interference with contractual relations; intentional or negligent infliction of emotional distress; invasion of privacy; assault; battery; fraud; negligence; harassment; retaliation; or wrongful discharge; and

(d) Arising under or based on the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended by the Older Workers Benefit Protection Act (“OWBPA”), and alleging a violation thereof by any Releasee, at any time prior to the date you sign this Agreement.

6.2 You agree that, except as set forth in this Agreement, you are not entitled to any payment or benefits from any of the Releasees, including, but not limited to, any payments or benefits under any plan, program or agreement with any Releasee, including, but not limited to, the Employment Agreement.

6.3 Nothing contained in this Release shall (i) release any claim that cannot be waived under applicable law, (ii) release your rights to any benefits under any employee welfare benefit plan of the Company, the 401(k) Plan or with respect to the right to elect health care continuation under COBRA, (iii) release any entitlement to or with respect to indemnification which you may have pursuant to the Company’s bylaws, any policy of insurance maintained by the Company or otherwise under law, or (iv) be construed to release your rights under this Agreement or be construed to prohibit or restrict you in any manner from bringing appropriate proceedings to enforce this Agreement. You acknowledge that your execution of this Agreement terminates any claims you previously held to any and all compensation and employee benefits, other than those specifically identified in this Agreement.

6.4 By signing this Agreement, you represent that you have not commenced or joined in any claim, charge, action or proceeding whatsoever against any of the Releasees arising out of or relating to any of the matters set forth in this paragraph 6. You further represent that you will not be entitled to any personal recovery in any action or proceeding that may be commenced on your behalf arising out of the matters released hereby.

7. GENERAL PROVISIONS.

7.1 Severability. It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law. Moreover, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

7.2 No Admission. By entering into this Agreement, the parties do not admit to, and expressly deny, any wrongdoing.

7.3 Return of Property. You agree to return to the Company, on or prior to December 31, 2011, all files, records, documents, reports, computers and other property of the Company in your possession or control, including, but not limited to, any documents or other materials containing Confidential Information, and you further agree that you will not keep, transfer or use any copies or excerpts of the foregoing items. You may retain (i) the PDA, and the mobile phone number associated with the PDA, provided to you by the Company, and (ii) the laptop provided to you by the Company; provided that prior to December 31, 2011, you permit the Company access to the PDA and laptop in order to remove Company confidential information therefrom.

7.4 Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national or international courier service (including Federal Express), and addressed to you at your last known address on the books of the Company or, in the case of the Company, at the Company’s principal place of business, attention of the General Counsel of the Company, or to such other address as either party may specify by notice to the other actually received.

7.5 Successors and Assigns. This Agreement is personal to you and, without the prior written consent of the Company, shall not be assignable by you otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by your legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

7.6 Governing Law; Captions; Amendment. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, without reference to principles of conflict of laws. The parties stipulate that jurisdiction and venue will lie exclusively in Brevard County, Florida or the United States District Court for the Middle District of Florida for any action involving the validity, interpretation and enforcement of this Agreement, for any claim for breach of this Agreement, and for damages or any other relief sought under this Agreement. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

7.7 Code Section 409A Compliance. The Company and you each hereby affirm that it is their mutual view that the provision of payments and benefits described or referenced herein are exempt from or in compliance with the requirements of Section 409A of the Code and the Treasury regulations relating thereto (“Section 409A”) and that each party’s tax reporting shall be completed in a manner consistent with such view. The Company and you each agree that upon the Retirement Date, you will experience a “separation from service” for purposes of Section 409A. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Retirement Date separation from service shall instead be paid on the first business day after the date that is six months following the Retirement Date (or death, if earlier). Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (x) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (y) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (z) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit. Neither the Company nor its affiliates shall be liable in any manner for any federal, state or local income or excise taxes (including but not limited to any taxes under Sections 409A of the Code), or penalties or interest with respect thereto, as a result of the payment of any compensation or benefits hereunder or the inclusion of any such compensation or benefits or the value thereof in your income. You acknowledge and agree that the Company shall not be responsible for any additional taxes or penalties resulting from the application of Section 409A.

7.8 Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all amounts that are required or authorized to be withheld, including, but not limited to, federal, state, local and foreign taxes to be withheld by applicable laws or regulations.

7.9 Preparation of Agreement. This Agreement will be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the parties hereto. Regardless of which party initially drafted this Agreement, it will not be construed against any one party, and will be construed and enforced as a mutually-prepared document.

7.10 Entire Agreement. This Agreement constitutes the entire agreement between you and the Company with respect to the subjects addressed herein, and together with the plans and award agreements for the awards described in Sections 4.1, 4.2, 4.3 and 4.5, supersede all prior agreements, understandings and representations, written or oral, with respect to those subjects, including, but not limited to the, Employment Agreement. Without limiting the generality of the foregoing, you acknowledge that the Employment Agreement, the SPP and your Executive Change in

Control Severance Agreement with the Company shall be terminated upon the effectiveness of this Agreement.

7.11 Legal Fees. The Company shall reimburse you for the legal fees, incurred by you in connection with the negotiation and execution of this Agreement, up to a maximum of $25,000. Such reimbursement shall be made by the Company within twenty business days of your submission to the Company of an invoice or invoices from counsel, which submission shall be made no later than December 1, 2011.

7.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and which together shall be deemed to be one and the same instrument.

8. CONSULTATION WITH ATTORNEY; VOLUNTARY AGREEMENT. You understand and agree that you have the right and have been given the opportunity to review this Agreement and, specifically, the Release set forth in Section 6 above, with an attorney of your choice. You also understand and agree that you are under no obligation to consent to the Release. You acknowledge that you have read this Agreement and the Release and understand their terms and that you enter into this Agreement freely, voluntarily, and without coercion. You acknowledge that you have been given at least twenty-one (21) days during which to review and consider the provisions of this Agreement and, specifically, the Release set forth in Section 6 above, although you may sign and return it sooner if you so desire. You further acknowledge that you have been advised by the Company that you have the right to revoke this Agreement for a period of seven (7) days after signing it (the “Revocation Period”). You acknowledge and agree that, if you wish to revoke this Agreement, you must do so in a writing, signed by you and received by the Company no later than 5:00 p.m. Eastern Time on the seventh (7th) day of the Revocation Period. If no such revocation occurs, the General Release and this Agreement shall become effective on the eighth (8th) day following your execution of this Agreement. You further acknowledge and agree that, in the event that you revoke this Agreement, it shall have no force or effect.

SIGNATURE PAGE FOLLOWS

To indicate your understanding and acceptance of the terms set forth in this Agreement, please sign and date this Agreement in the space provided below and return it to me.

Sincerely,

HARRIS CORPORATION

By:	/s/ Lewis Hay, III	October 8, 2011
Date

Print Name:	Lewis Hay, III

ACCEPTED AND AGREED:

Howard L. Lance

/s/ Howard L. Lance	October 8, 2011
Date

EXHIBIT A

Vacation balance (as of September 23, 2011): $124,213*

Vested Options (as of September 23, 2011):

Grant Date	Vested Shares Subject to Option	Per-Share Exercise Price	Expiration Date
8/28/2010	59,467	42.87	8/28/2020
8/28/2009	182,667	35.04	8/28/2019
8/23/2008	183,918	48.96	8/23/2015
8/27/2007	161,721	55.78	8/27/2014
8/26/2006	163,835	41.46	8/26/2013
8/27/2005	84,975	35.19	8/27/2012

Unvested Options (as of September 23, 2011):

Grant Date	Unvested Shares Subject to Option	Per-Share Exercise Price	Expiration Date
8/28/2010	118,933	42.87	8/28/2020
8/28/2009	91,333	35.04	8/28/2019

Performance Share Awards (as of September 23, 2011):

Cycle	Cycle End Date	Maximum Shares Available
FY10-12	6/29/2012	75,400
FY11-13	6/29/2013	49,800

SERP account balance as of September 23, 2011: $5,051,725*

401(k) Plan balance as of September 23, 2011: $322,941*

*	Actual amount payable will be adjusted for changes between the date hereof and the payment date in accordance with the terms of the applicable program/plan.